Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

COX RADIO REPORTS FOURTH QUARTER AND FULL YEAR 2006 FINANCIAL RESULTS

—Fourth Quarter Revenues up 4%—

ATLANTA, February 27, 2007 — Cox Radio, Inc. (NYSE: CXR) today reported financial results for the three-month and twelve-month periods ended December 31, 2006.

Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2006	2005			2006	2005
Net revenues	$113,048	$108,873	3.8%		$440,468	$437,930	0.6%

Station operating income (1)	47,577	44,695	6.4%		185,739	183,888	1.0%
Station operating income margin (2)	42.1%	41.1%	—		42.2%	42.0%	—

Operating (loss) income	$(135,992)	$22,671	—	(4)	$(25,529)	$136,839	—	(4)

Net (loss) income	(88,049)	5,457	—	(4)	(24,447)	61,273	—	(4)
Net (loss) income per common share – diluted	$(0.93)	0.05	—	(4)	$(0.25)	0.61	—	(4)

Free cash flow (3)	25,371	25,245	0.5%		104,994	99,645	5.4%

(1)	Station operating income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (GAAP). Please see the attached table for a reconciliation to operating income, the most directly comparable GAAP financial measure.
(2)	Station operating income margin is station operating income as a percentage of net revenues.
(3)	Free cash flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation to net income, the most directly comparable GAAP financial measure.
(4)	Change was not statistically meaningful.

Robert F. Neil, President and Chief Executive Officer, commented, “We had a strong fourth quarter, growing revenues nearly 4% and station operating income 6%. I’m pleased to note that 2006 marks the tenth consecutive year of station operating income growth for our company, underscoring the solid fundamentals of our business and our consistent ability to deliver strong results. We continue to invest in our content, sales, and marketing resources to support and grow our audience shares. We also continue to expand our presence on the Internet, growing those revenues an impressive 53% this quarter over last year.”

Operating Results – Fourth Quarter 2006

Net revenues for the fourth quarter of 2006 were $113.0 million, up 3.8% from the fourth quarter of 2005. Local revenues were flat and national revenues increased 12.2%, each as compared to the fourth quarter of 2005. Our stations in Orlando, Southern Connecticut, Long Island, Louisville and Greenville delivered solid growth during the fourth quarter of 2006. The revenue growth at these stations, however, was offset by results at our stations in Miami, Richmond and Honolulu, where net revenues were down for the quarter. Revenues in Atlanta, our largest market, were up 4.8% for the fourth quarter of 2006. Other revenues for the fourth quarter of 2006 increased $1.3 million, or 16.3%, compared to the fourth quarter of 2005, primarily due to an increase in Internet revenues, which were up 52.6%.

Cost of services is comprised of expenses incurred by our technical, news and programming departments. Cost of services increased $0.4 million to $22.5 million, an increase of 1.9% as compared to the fourth quarter of 2005, due to an increase in programming salaries and research costs.

Selling, general and administrative expenses are comprised of expenses incurred by our sales, promotion and general and administrative departments. Selling, general and administrative expenses were flat as compared to the fourth quarter of 2005. In the fourth quarter of 2006, increased promotional expenses, most notably in Atlanta and Jacksonville, were offset by a decrease in costs associated with performance awards issued to employees in our sales, promotion and general and administrative departments under our Long Term Incentive Plan (LTIP).

Corporate general and administrative expenses were $4.2 million, down 9.0% or $0.4 million, as compared to the fourth quarter of 2005. This was attributable to a decrease in costs associated with performance awards issued to corporate personnel under our LTIP.

Our operating loss for the fourth quarter of 2006 was $136.0 million, a change of $158.7 million compared to operating income of $22.7 million for the fourth quarter of 2005. This change was primarily due to a non-cash write-down of impaired intangible assets. We recorded a $176.3 million non-cash impairment charge in order to reduce the carrying value of intangible assets in our Birmingham, Greenville, Houston, Louisville and Richmond markets to their fair market values.

Interest expense during the fourth quarter of 2006 totaled $6.0 million, as compared to $6.6 million for the fourth quarter of 2005. This decrease was primarily the result of lower overall outstanding debt. The average rate on our credit facility was 6.0% during the fourth quarter of 2006 and 4.9% during the fourth quarter of 2005.

Income tax expense decreased $64.6 million to a net benefit of $54.0 million in the fourth quarter of 2006, compared to income tax expense of $10.6 million in the fourth quarter of 2005. The change in income tax expense was primarily attributable to a $67.1 million deferred income tax benefit resulting from the impairment of intangible assets discussed above. The effective tax rate for the fourth quarter of 2006 was 38.0%, as compared to 65.9% for the fourth quarter of 2005.

Our net loss for the fourth quarter of 2006 was $88.0 million, a change of $93.5 million, as compared to net income of $5.5 million for the fourth quarter of 2005. This change was primarily attributable to the non-cash write-down of intangible assets, on a net of tax basis, described above.

Capital expenditures for the fourth quarter of 2006 totaled $3.0 million.

Operating Results – Full Year 2006

Net revenues for 2006 were $440.5 million, up 0.6% from 2005. Local revenues decreased 1.0% and national revenues increased 2.2%, each as compared to 2005. Other revenues, which were comprised of Internet revenues, syndicated radio program revenues, network revenues and revenues from community events and sponsorships, increased 11.8% as compared to 2005, primarily due to a 49.4% increase in Internet revenues. Our stations in Orlando, Tampa, Southern Connecticut and Tulsa delivered solid growth during 2006. Those increases were offset by results at our stations in Richmond, Dayton and Louisville where revenues were down for the year. Revenues in Atlanta, our largest market, were up 0.3% in 2006 as compared to 2005.

Cost of services increased $0.2 million to $86.4 million, an increase of 0.2% as compared to 2005. For 2006, lower broadcast program rights related to our decision not to renew the Atlanta Hawks broadcasting agreement for the 2005-2006 season were more than offset by increased programming and technical expenses, including an increase in programming salaries and research costs.

Selling, general and administrative expenses increased $1.5 million to $171.4 million, or 0.9%, compared to 2005. This increase was primarily attributable to additional expenses related to performance units and stock-based compensation awarded to employees in our sales, promotion and general and administrative departments under our LTIP in the first quarter of 2006.

Corporate general and administrative expenses increased $0.4 million to $19.9 million, an increase of 2.2% as compared to 2005, as a result of additional compensation expense related to performance units and stock-based compensation awarded to corporate personnel under our LTIP in the first quarter of 2006.

Our operating loss for 2006 was $25.5 million, a change of $162.4 million compared to operating income of $136.8 million for 2005, due to a $176.3 million non-cash write-down of impaired intangible assets. We recorded this impairment in order to reduce the carrying value of intangible assets in our Birmingham, Greenville, Houston, Louisville and Richmond markets to their fair market values.

Interest expense during 2006 totaled $25.3 million, as compared to $27.4 million for 2005. This 7.6% decrease was the result of lower overall outstanding debt and a slightly lower overall average borrowing rate due to the repayment at maturity of the $100.0 million principal amount of our 6.375% notes in May 2005 and the repayment at maturity of the $250.0 million principal amount of our 6.625% notes in February 2006. Both series of notes were repaid with proceeds from our revolving credit facility. The average rate on our credit facility was 5.9% during 2006 and 4.2% during 2005.

Income tax expense decreased $74.5 million to a $26.4 million benefit in 2006. The change in income tax expense was primarily attributable to a $67.1 million deferred income tax benefit resulting from the impairment of intangible assets discussed above, as well as changes in certain state effective tax rates and adjustments for the actual or expected resolution of income tax audits. Our effective tax rates for 2006 and 2005 were 51.9% and 44.0%, respectively.

Net income decreased $85.7 million to a net loss of $24.4 million for 2006, as compared to 2005. This decrease was primarily attributable to the non-cash impairment charge, net of tax, described above.

Capital expenditures for 2006 totaled $11.5 million.

Other Matters

On August 24, 2005, our Board of Directors authorized a share repurchase program for the purchase of shares of Class A common stock with a market value of up to $100.0 million. As of December 31, 2006, we had purchased approximately 6.0 million shares for an aggregate purchase price of approximately $84.8 million, including commissions and fees, at an average price of $14.21 per share.

Cox Radio is one of the largest radio companies in the United States based on revenues. Cox Radio owns, operates or provides sales and marketing services for 80 stations (67 FM and 13 AM) clustered in 18 markets, including major markets such as Atlanta, Houston, Miami, Orlando, San Antonio and Tampa. Cox Radio shares are traded on the New York Stock Exchange under the symbol: CXR.

Cox Radio will host a teleconference to discuss its results on Tuesday, February 27th at 11:00 a.m. Eastern Time. To access the teleconference, please dial 973-582-2750 ten minutes prior to the start time. The teleconference will also be available via live webcast on the investor relations portion of our website, located at www.coxradio.com. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Tuesday, March 6, 2007 and can be accessed by dialing 877-519-4471 (U.S.) or 973-341-3080 (Int’l), passcode 8346834. The webcast will also be archived on our website for 30 days.

(See Attached Financial Tables)

Contact:
Analysts, Investors	Analysts and Investors, Press or Media
Neil Johnston	Jonathan Lesko
Vice President & Chief Financial Officer	Brainerd Communicators, Inc.
Cox Radio, Inc.	212-986-6667
678-645-4310	lesko@braincomm.com

COX RADIO, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Net revenues:
Local	$77,680	$77,658	$308,279	$311,477
National	25,934	23,105	98,030	95,910
Other	9,434	8,110	34,159	30,543

Total revenues	113,048	108,873	440,468	437,930

Operating expenses:
Cost of services (exclusive of depreciation and amortization shown below)	22,457	22,034	86,440	86,252
Selling, general and administrative	42,498	42,462	171,366	169,817
Corporate general and administrative	4,155	4,565	19,869	19,439
Depreciation and amortization	3,171	2,733	11,195	11,245
Impairment of intangible assets	176,333	14,351	176,333	14,351
Other operating expenses, net	426	57	794	(13)

Operating (loss) income	(135,992)	22,671	(25,529)	136,839

Other income (expense):
Interest expense	(6,037)	(6,642)	(25,345)	(27,444)
Other items, net	1	(14)	2	(39)

(Loss) income before income taxes	(142,028)	16,015	(50,872)	109,356

Current income tax expense	8,721	5,865	25,535	27,435
Deferred income tax (benefit) expense	(62,700)	4,693	(51,960)	20,648

Total income tax (benefit) expense	(53,979)	10,558	(26,425)	48,083

Net (loss) income	$(88,049)	$5,457	$(24,447)	$61,273

Basic net (loss) income per share
Net (loss) income per common share	$(0.93)	$0.06	$(0.25)	$0.61

Diluted net (loss) income per share
Net (loss) income per common share	$(0.93)	$0.05	$(0.25)	$0.61

Weighted average basic common shares outstanding	95,076	99,006	96,012	100,165

Weighted average diluted common shares outstanding	95,076	99,242	96,012	100,430

Use of Non-GAAP Financial Measures

Cox Radio utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that: (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. The non-GAAP financial measures used in this release are station operating income, station operating income margin, and free cash flow.

•

Station operating income is operating (loss) income excluding other operating expenses, net, certain non-recurring items as defined in the tables below, depreciation and amortization, non-cash compensation expense and corporate general and administrative expenses.

•	Station operating income margin is station operating income as a percentage of net revenues calculated in accordance with GAAP.

•

Free cash flow is net (loss) income plus deferred income tax expense (or less deferred income tax benefit), other operating expenses, net, depreciation and amortization, non-cash compensation expense and certain non-recurring items as defined in the tables below, minus capital expenditures, and adjusted to eliminate other items, net.

Cox Radio’s management believes that station operating income, station operating income margin and free cash flow provide useful data to evaluate Cox Radio’s overall financial condition and operating results and the means to evaluate our radio stations’ performance and operations. Management also believes that these measures are useful to an investor in evaluating our performance because they are commonly used financial analysis tools for measuring and comparing media companies. In addition, management uses these measures to evaluate individual radio station and market-level performance, as well as our overall operations. Station operating income and free cash flow should not be considered as alternatives to operating income or net income as indicators of Cox Radio’s financial performance. Free cash flow should not be considered an alternative to net cash provided by operating activities as a measure of liquidity. Each of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

The following table reconciles operating (loss) income, from Cox Radio’s financial statements presented in accordance with GAAP, to station operating income, a non-GAAP financial measure.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
	(Unaudited) (In thousands)
Operating (loss) income	$(135,992)	$22,671	$(25,529)	$136,839
Adjustments:
Other operating expenses, net	426	57	794	(13)
Non-recurring item:
Impairment of intangible assets	176,333	14,351	176,333	14,351
Depreciation and amortization	3,171	2,733	11,195	11,245
Non-cash compensation expense	(516)	318	3,077	2,027
Corporate general and administrative (includes $(0.3) million and $0.2 million of non-cash compensation expense for the three months ended December 31, 2006 and 2005, respectively, and $1.5 million and $1.0 million for the year ended December 31, 2006 and 2005, respectively)	4,155	4,565	19,869	19,439

Station operating income	$47,577	$44,695	$185,739	$183,888

The following table reconciles net (loss) income, from Cox Radio’s financial statements presented in accordance with GAAP, to free cash flow, a non-GAAP financial measure.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
	(Unaudited) (In thousands)
Net (loss) income	$(88,049)	$5,457	$(24,447)	$61,273
Adjustments:
Deferred income tax (benefit) expense	(62,700)	4,693	(51,960)	20,648
Other items, net	(1)	14	(2)	39
Other operating expenses, net	426	57	794	(13)
Depreciation and amortization	3,171	2,733	11,195	11,245
Non-cash compensation expense	(802)	507	4,618	3,066
Capital expenditures	(3,007)	(2,567)	(11,537)	(10,964)
Non-recurring item:
Impairment of intangible assets	176,333	14,351	176,333	14,351

Free cash flow	$25,371	$25,245	$104,994	$99,645